EXHIBIT 21.1
CNA FINANCIAL CORPORATION
Subsidiaries of the Registrant
December 31, 2009

Name of Subsidiary	Organized Under Laws of

American Casualty Company of Reading, Pennsylvania	Pennsylvania

CNA Aseguradora de Riesgo de Trabajo SA	Argentina

CNA Insurance Company Limited	United Kingdom

CNA Surety Corporation (CNA Surety)	Delaware

Columbia Casualty Company	Illinois

Continental Assurance Company (CAC)	Illinois

Continental Casualty Company (CCC)	Illinois

Continental Reinsurance Corporation International, Ltd	Bermuda

CNA Europe Holdings Limited	United Kingdom

First Fire and Casualty Insurance of Hawaii, Inc.	Hawaii

First Indemnity Insurance of Hawaii, Inc.	Hawaii

First Insurance Company of Hawaii, Ltd.	Hawaii

First Security Insurance of Hawaii, Inc.	Hawaii

National Fire Insurance Company of Hartford	Illinois

North Rock Insurance Company Limited	Bermuda

Surety Bonding Company of America	South Dakota

The Continental Corporation (Continental)	New York

The Continental Insurance Company (CIC)	Pennsylvania

The Continental Insurance Company of New Jersey	New Jersey

Transportation Insurance Company	Illinois

Universal Surety of America	Texas

Valley Forge Insurance Company	Pennsylvania

Western Surety Company	South Dakota
The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.